                                                                    EXHIBIT 12.1

                             LAS VEGAS SANDS, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                                                        NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                            -------------------------------------------------------   ---------------------
                                            1997(2)    1998(2)     1999(2)      2000       2001(2)     2001(2)     2002(2)
                                            --------   --------   ---------   ---------   ---------   ---------   ---------
Earnings:
  Income before preferred return(1).......  $  (520)   $(29,763)  $(65,623)   $ 15,952    $ (3,401)   $ (2,269)   $(27,026)
  Add, Loss on Guggenheim Investment......       --          --         --          --       2,000         459         690
  Add, fixed charges......................    8,781      92,362    118,925     141,298     136,201     101,930     106,162
  Add, amortization of capitalized
    interest..............................       --          --        900       1,900       1,900       1,395       1,446
  Subtract, Preferred Return..............       --     (13,647)   (14,399)    (18,482)    (20,766)    (15,423)    (17,330)
  Subtract, interest capitalized..........   (2,200)    (39,700)   (31,300)       (100)     (2,000)     (1,395)     (1,446)
                                            -------    --------   --------    --------    --------    --------    --------
                                              6,061       9,252      8,503     140,568     113,934      84,697      62,496
                                            -------    --------   --------    --------    --------    --------    --------
Fixed Charges:
  Interest expense, net (including
    amortizations of debt discount and
    issue costs)..........................  $ 6,581    $ 39,015   $ 71,398    $119,807    $110,744    $ 83,016    $ 85,541
  Interest capitalized....................    2,200      39,700     31,300         100       2,000       1,395       1,446
  Preferred Return on Redeemable
    Interest..............................       --      13,647     14,399      18,482      20,766      15,423      17,330
   1/3 of Rent Expense (3)................       --          --      1,828       2,909       2,691       2,096       1,845
                                            -------    --------   --------    --------    --------    --------    --------
                                              8,781      92,362    118,925     141,298     136,201     101,930     106,162
                                            -------    --------   --------    --------    --------    --------    --------
Ratio of earnings to fixed charges........       --          --         --         1.0x         --          --          --
                                            =======    ========   ========    ========    ========    ========    ========


------------------------------


(1) In April 2002, the Financial Accounting Standards Board issued statement No. 145 ('SFAS 145') 'Rescission of FASB Statements Nos. 4. 44 and 64 and Amendment of FASB Statement No. 13.' SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations to the extent they do not meet the requirements of APB Opinion No. 30. The Company has adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Accordingly, prior period losses on early retirement of debt have been reclassified to conform to this new presentation and have been deducted from income before preferred return in the accompanying table. For the years ended December 31, 1999, 2000 and 2001 and the nine months ended September 30, 2002 such amounts were $589, $2,785, $1,383 and $51,392.



(2) For the years ended December 31, 1997, 1998, 1999 and 2001 and for the nine months ended September 30, 2001 and 2002, earnings were insufficient to cover fixed charges by $2,720, $83,110, $110,422, $22,267, $17,233 and
    $43,666, respectively. Accordingly, such ratio has not been presented.


(3) The interest factor represents one-third of lease expense, which management believes is representative of the interest component of lease expense.